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                                                                    EXHIBIT 99.4

RE:  RADIOLOGIX, INC.
     ELECTION FORM

To Our Clients:

    In connection with the Proxy Statement/Prospectus dated September 14, 2000, describing the Amended and Restated Agreement and Plan of Merger dated as of September 12, 2000, as amended, between Radiologix, Inc. ("Radiologix") SKM-RD Acquisition Corp. and SKM-RD LLC (the "Merger Agreement"), enclosed for your consideration and information is an Election Form relating to stock you own in Radiologix.

    As described in and subject to conditions set forth in the Proxy Statement, record holders of shares of Radiologix common stock are entitled to make an
election on or prior to 5:00 p.m., New York City time, on October   , 2000, to
receive for each share of Radiologix common stock $7.25 per share in cash (a "Cash Election") or to retain 1.1224 shares of Radiologix common stock (a "Stock Election"). To be elibible to retain shares, a holder must (1) own more than 3,000 shares immediately before the merger, and (2) make a stock election with respect to at least 3,000 of those shares. A holder who owns 3,000 or fewer shares will not be able to make a stock election but will receive $7.25 per share in cash and will not be subject to proration. Holders may also elect no preference as to the Cash Election or the Stock Election (a "Non-Election"). Such election must be made by executing and submitting the enclosed Election Form. Record holders of shares of Radiologix common stock may revoke any
Election prior to 5:00 p.m., New York City time, on October   , 2000 by sending
executed written notice to Radiologix's exchange agent.

    We are registered holders of Radiologix common stock held for your account. Any Election can be made only by us as the registered holder of such shares and only pursuant to your instructions as the beneficial owners of such shares. Accordingly, we request instructions if you wish us to exercise the Election on your behalf pursuant to the terms and subject to the conditions set forth in the Proxy Statement and the Election Form. We urge you, however, to read these documents carefully before instructing us to exercise the Election Form.

    A description of the election and proration procedures is set forth in the Proxy Statement under "THE MERGER--Merger Consideration--Election" and "--Election Procedures". You should also read carefully, among other matters, the information contained in the Proxy Statement under "THE MERGER--United States Federal Income Tax Considerations" and "Risk Factors--Any cash you receive for only a portion of your shares may be taxable at a higher tax rate than if you receive cash for all your shares".

    AS A RESULT OF THE PRORATION PROCEDURES, HOLDERS OF RADIOLOGIX COMMON STOCK MAY RECEIVE CONSIDERATION IN FORM AND AMOUNTS WHICH VARY FROM THE FORM AND AMOUNTS SUCH HOLDERS ELECT TO RECEIVE.

    Holders of Radiologix common stock who do NOT make an Election will be deemed to have made a Non-Election. Each share subject to a Non-Election will be converted into the right to receive $7.25 in cash from Radiologix following the Merger, subject to the proration procedures in the event the minimum number of shares of Radiologix common stock required to be retained in the Merger is not achieved.

    If you wish to have us, on your behalf, exercise the Election Form, please so instruct us by completing, executing and returning to us the letter of Instructions attached to this letter. THE ENCLOSED ELECTION FORM IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU.

    The letter of instructions should be forward as promptly as possible to permit us to exercise the Election in accordance with the procedures outlined in the Proxy Statement. If we do not receive a
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complete letter of instructions in accordance with such procedures, we will not exercise a Election on your behalf, and your shares of Radiologix common stock will be subject to a Non-Election.

    ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE ELECTION OR THE PROXY STATEMENT, OR COMPLETION OF THE LETTER OF INSTRUCTIONS, SHOULD BE DIRECTED TO [_________________________] AT THE FOLLOWING TOLL-FREE TELEPHONE NUMBER:
[__________].